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                                                                    EXHIBIT 99.1

                         [Letterhead of Bingo.com, Inc.]


December 15, 2000

The Lottery Channel, Inc.
Suite 2300, 425 Walnut Street
Cincinnati, Ohio
45202


Attn:   Roger W. Ach, II
        President


Dear Roger:

       Bingo.com, Inc., a Florida corporation ("Bingo"), is pleased to present this letter of intent pursuant to which Bingo will acquire The Lottery Channel, Inc., a Delaware corporation ("Lottery"; the "Transaction"). This letter reflects in general our current understanding and of course, except as expressly set forth herein, is not intended to be a binding agreement between us. There shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, "handshakes," oral understandings, or courses of conduct (including reliance and changes of position).

       The purpose of this letter is to set forth those points upon which we have agreed in principle and to confirm our joint intentions with respect to the Transaction.

       1. Acquisition of Lottery. Subject to the satisfactory completion of due diligence by both Bingo and Lottery, and the execution of definitive agreements, Bingo will acquire the business and substantially all of the assets, tangible and intangible, of Lottery. The parties currently contemplate that the Transaction will be structured as a reverse triangular merger pursuant to which a wholly-owned subsidiary of Bingo will merge with and into Lottery, and Lottery will become a wholly-owned subsidiary of Bingo. However, Lottery and Bingo agree that the structure for the acquisition of Lottery by Bingo will be determined by mutual consent and agreement of Bingo and Lottery. Bingo and Lottery will negotiate to determine an acquisition structure which is acceptable to both parties.

       2. Purchase Price. Bingo will acquire Lottery in exchange for the issuance and grant by Bingo of the following consideration:

              a. Issuance of Shares of Common Stock. On the closing date of the Transaction (the "Closing Date"), Bingo will issue to the shareholders of Lottery on the Closing Date (the "Lottery Shareholders") an aggregate of approximately 14.5 million shares of the common stock of Bingo (the "Common Stock"). Notwithstanding the foregoing, if immediately following the closing of the Transaction (the "Closing") the aggregate percentage ownership of outstanding shares of Common Stock of Bingo owned by the Lottery Shareholders is less than 58% (which amount represents the target percentage ownership of Bingo by the Lottery Shareholders immediately following the Closing), then Bingo will issue to the Lottery Shareholders that additional number of shares of Common Stock of Bingo to increase the percentage ownership of the Lottery Shareholders to 58%. The total number of shares of Common Stock issued to the Lottery Shareholders pursuant to this paragraph 2.a. shall be referred to as the "Purchase



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Shares Amount." The shares of Common Stock of Bingo to be issued to the Lottery
Shareholders pursuant to this paragraph 2.a. shall be distributed to each Lottery Shareholder on a pro rata basis according to that Lottery Shareholder's percentage ownership of shares of common stock of Lottery ("Lottery Shareholder's Percentage Ownership").

              b. Grant of Warrants to Purchase Shares of Common Stock. On the Closing Date, Bingo will grant to the Lottery Shareholders warrants to purchase shares of Common Stock of Bingo. Each Lottery Shareholder will be entitled to elect to receive warrants to purchase Common Stock of Bingo under Option #1 or Option #2 set forth below (a combination of both options will not be allowed):

                     i. Option #1. A Lottery Shareholder may elect to receive warrants to purchase that number of shares of Common Stock of Bingo which results from multiplying that Lottery Shareholder's Percentage Ownership and the Purchase Shares Amount, and then dividing the product of such amounts by two. The exercise price for the warrants will be $2.00 per share. The warrants will be exercisable immediately upon grant, and the warrants will have a three (3) year term beginning on the date of grant.

                     ii. Option #2. A Lottery Shareholder may elect to receive warrants to purchase that number of shares of Common Stock of Bingo which results from multiplying that Lottery Shareholder's Percentage Ownership and the Purchase Shares Amount. The exercise price for the warrants will be $2.00 per share. The warrants will not be exercisable until the Revenue Date (as defined below), and the warrants will have a three (3) year term beginning on the date of grant. The term "Revenue Date" shall mean the day immediately following the date that the combined Bingo/Lottery entity realizes gross sales on a cumulative basis of One Hundred Thousand Dollars ($100,000) generated by its sales of lottery tickets on the internet to third parties not related to Bingo, Lottery or any of their shareholders, officers, directors, employees or affiliates.

       3. Registration Rights. Those Lottery Shareholders who are not affiliates (within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended) of Lottery immediately prior to the Closing shall have the right to require that Bingo register with the Securities and Exchange Commission and applicable state securities authorities, the shares of Common Stock of Bingo issued to them in the Transaction or which may be acquired by them upon the exercise of the above-described warrants (the "Registration Rights"). Immediately following the completion of the Merger, Bingo will file a registration statement covering all of the newly issued shares and share equivalents. Bingo shall not be required to register more than 14,286,726 shares of Common Stock (which represents 7,143,363 shares of Common Stock proposed to be issued to, and 7,143,363 shares subject to warrants proposed to be granted to, the Lottery Shareholders who are not affiliates of Lottery) in connection with the Registration Rights.

       4. Adjustments to Lottery Balance Sheet. Lottery has informed Bingo that as of the date of this letter, Lottery owes certain of its employees approximately $2.4 million for accrued but unpaid salaries. Prior to the Closing Date, Lottery intends to enter into an agreement specifying a schedule on which such $2.4 million of accrued salaries will be repaid to such employees on terms to be mutually agreed to by Lottery, Bingo and such employees.

       Lottery has informed Bingo that at the date of closing, its balance sheet will reflect cash assets of $3.8 million.

       5. Bingo, Inc. Recognizing that Bingo and Lottery each is a party to a URL acquisition agreement with Bingo, Inc., an Anguilla corporation ("Bingo Anguilla"), it shall be a condition to closing



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this transaction that Bingo, Lottery and Bingo Anguilla shall have entered into a single mutually acceptable agreement which replaces and supercedes the existing agreements in their entirety.

       6. Management. Following the Closing, the Board of Directors of the combined entity shall have a majority of directors designated by, or acceptable to, the Lottery Shareholders. Roger W. Ach, II shall be the Chairman of the Board and Chief Executive Officer and Shane Murphy shall be President of the combined company, and its corporate headquarters shall be located at the site of Lottery's current corporate headquarters.

       7. Due Diligence. Each of Bingo and Lottery will provide the other, and their respective accountants, lawyers and other representatives, full access to its properties, business, customers, suppliers, books and accounting records upon the reasonable request of the reviewing party. Either Bingo or Lottery may terminate discussions with respect to the Transaction at any time if it is not reasonably satisfied with the results of its due diligence review.

       8. Confidential Information. Bingo and Lottery each agree to hold the confidential and proprietary information and trade secrets obtained from the other in confidence and not to use or disclose such confidential and proprietary information and trade secrets to third parties without the consent of the other party, except that each of parties may disclose such information to their respective employees and agents who need to know such information for the purposes of evaluating the Transaction. If the Transaction is not consummated, Bingo and Lottery agree to promptly return to the rightful owner all tangible information and documents delivered pursuant to this letter and destroy all compilations, studies of other documents prepared by or for the recipient's use which reflect the information so delivered without retaining copies thereof. The parties agree that the provisions contained in this paragraph shall survive the termination of this letter or other indication by the parties hereto of their intention not to proceed with the Transaction.

       9. Exclusivity. For a period of sixty days after the date of execution of this letter by Bingo and Lottery, each party hereto agrees that it will not, nor will it permit any of its respective representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any information to, any third persons or parties relating to (i) any transaction involving the sale of Lottery or Bingo, or (ii) any transaction the completion of which would likely make the Transaction impractical or impossible to complete.

       10. Public Announcements. Bingo and Lottery acknowledge that Bingo will be required and Lottery desires to publicly announce the execution of this letter. Prior to the release of any such announcement, each party agrees to provide to the other party a draft of its proposed announcement; provided, however, that neither party will be required to make any changes to its proposed announcement.

       11. Indemnification. Each of Bingo and Lottery agrees to indemnify and hold harmless the other from any and all claims, liabilities, damages, actions, causes of action, demands, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys' fees and court costs and fees and costs of any appeals, arising out of, relating to or resulting from the assertion of any obligation to pay or the payment of any broker or finder's fees or other commissions in connection with the transactions contemplated by this letter.

       12. Definitive Documents; Execution and Closing Dates. Bingo and Lottery agree to work as quickly as possible in connection with the due diligence process, and toward completing definitive documentation regard the Transaction. The parties intend that such definitive documentation shall be negotiated and executed no later than January 31, 2001. Those documents will contain the above-described terms, together with such further appropriate terms and conditions as the parties and their respective



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counsel may mutually determine. The parties intend that the closing of the contemplated transactions shall be held on or prior to February 28, 2001.

       13. Expenses. Each party shall be responsible for the payment of its own expenses in connection with the Transaction, including all expenses associated with the negotiation and preparation of the definitive agreements.

       14. Operation in the Ordinary Course. From the date of execution of this letter through the closing of the Transaction, each of Bingo and Lottery agrees to operate its respective business only in the ordinary course, consistent with past practice.

       15. Nature of Obligations. This letter constitutes an expression of our understandings relating to the Transaction and does not contain all matters upon which agreement must be reached. A Transaction will result only from the execution of definitive agreements, subject to the terms and conditions expressed therein. This letter is not intended to be legally binding upon the parties hereto except to the extent of the provisions of the second sentence of paragraph 4 and paragraphs 8, 9, 10, 11, 13 and 15 hereof are meant to be binding obligations.

       If the foregoing accurately sets forth your understanding concerning this matter, please acknowledge your concurrence by signing the enclosed copy of this letter in the space indicated below. I look forward to the successful completion of the Transaction.



                                     Sincerely,

                                   BINGO.COM, INC.

                                  /s/ Shane Murphy

                             By: Shane Murphy, President



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Accepted and agreed:

THE LOTTERY CHANNEL, INC.

By: /s/ Roger W. Ach, II

Its: President

Date:  December 15, 2000